Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of report (Date of earliest event reported): February 6, 2001

                            LNR PROPERTY CORPORATION
                            ------------------------
             (Exact name of Registrant as Specified in its Charter)

           Delaware                       1-3223               65-0777234
           --------                       ------               ----------
(State or Other Jurisdiction of         (Commission          (IRS Employer
         Incorporation)                 File Number)      Identification Number)

                           760 Northwest 107th Avenue
                              Miami, Florida 33172
                              --------------------
               (Address of Principal Executive Offices) (Zip Code)

               Registrant's telephone number, including area code:
                                 (305) 485-2000

ITEM 9. REGULATION FD DISCLOSURE

         On February 6, 2001, LNR Property Corporation will be making a presentation to several potential investors. This presentation will include the following information as of November 30, 2000:

o The ratio of our debt to our net asset value, based on what we believe to be the fair market value of our assets, is 0.9x(1)

o Our balance sheet is less than 50% levered based on what we believe to be the fair market value of our assets(1)

o We believe that the market value of our assets today exceeds book value by over $750 million(1)

o We believe that the market value of the assets in our real estate properties segment today exceeds book value by approximately $450 million(1)

o Our ratio of debt to Adjusted EBITDA (adjusted for excess cash received over interest recognized on CMBS and tax credits and benefits from the affordable housing business) was 4.2x.

o Our ratio of Adjusted EBITDA to interest for the year ended November 30, 2000 was 2.8x.

o Selected information about 28 unrated commercial mortgage-backed securities ("CMBS") purchased over three years ago, includes:

         o        $447.2 million of face amount purchased
         o        $140.1 million of original purchase price
         o        $84.7 million of book value at November 30, 2000
         o        $211.1 million of cash received to date
         o        $485.2 million of expected future cash flow
         o        Expected weighted average maturity of 8.7 years

(1) These numbers are based on management's internal estimates of the market values of our assets as of November 30, 2000.

Certain statements contained above may be "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements inherently involve risks and uncertainties. The factors, among others, that could cause actual results to differ from those anticipated by the forward looking statements include (i) changes in interest rates, (ii) changes in demand for commercial real estate nationally, in areas in which the Company owns properties, or in areas in which properties securing mortgages directly or indirectly owned by the Company are located, (iii) national or regional business conditions which affect the ability of mortgage obligors to pay principal or interest when it is due, and (iv) the cyclical nature of the commercial real estate business.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

LNR PROPERTY CORPORATION

Date: February 6, 2001                     By: /s/ SHELLY RUBIN
                                              ----------------------------------
                                              Name: Shelly Rubin
                                              Title: Chief Financial Officer